                                                                     EXHIBIT 4.1

NEITHER THIS NOTE, NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT OF 1933 AND THIS NOTE HAS BEEN, AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY (AS THAT TERM IS DEFINED BELOW) AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                             CONTINUCARE CORPORATION
                           CONVERTIBLE PROMISSORY NOTE

$912,195                                                     NEW YORK, NEW YORK
                                                                  JUNE 30, 2001

         1. PRINCIPAL AND INTEREST. Continucare Corporation (the "Company"), a Florida corporation, for value received, hereby promises to pay to the order of Frost Nevada Limited Partnership (the "Holder") in lawful money of the United States, the principal amount of Nine Hundred Twelve Thousand One Hundred Ninety Five Dollars ($912,195) (the "Principal Amount"), together with simple interest at the rate of Seven Percent (7%) per annum. Payments shall be made by wire transfer to an account designated by the Holder. If a Payment Date is not a Business Day (as hereinafter defined), payment will be made on the next Business Day and interest shall accrue for the intervening period. Accrued interest shall be payable in cash semi-annually in arrears on each December 31 and June 30, commencing December 31, 2001, and upon maturity; however, if the indebtedness subject to this Note is converted as set forth in Section 2, then accrued interest shall be converted as in accordance with Section 2. Additionally, notwithstanding any provision of this Note, it is the intent and agreement of the Holder that in the event any interest specified herein is found to violate any applicable law or regulation, that this Note shall be construed or deemed amended so that the interest is reduced to the extent necessary to comply with such applicable law or regulation.

         As used in this Note, "Business Day" shall mean any day other than a day on which commercial banks in Miami, Florida are authorized or required by law to close.

         Principal and any accrued interest on this Note is due and payable, if not earlier converted pursuant to Section 2 hereof, any time on or after October 31, 2005 (the "Maturity Date"), upon demand by the Holder to the Company. Unless this Note is converted in accordance with Section 2 hereof, payment of principal and interest shall be made in lawful money of the United States to the Holder of this Note via wire transfer to any account designated by the Holder, at the option of the Holder, at such other place in the United States as the Holder shall have designated to the Company in writing.




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         This Note shall not be prepaid by the Company, in whole or in part, without the consent of the Holder.

         2. CONVERSION.

         (a) VOLUNTARY CONVERSION. All, but not less than all, of the principal and accrued interest of this Note may, at the written election of the Holder, convert into shares of the Company's common stock (the "Common Stock") at a conversion price of One Dollar ($1.00) per share (the "Conversion Price").

         If, at any time after the date hereof, there occurs, with respect to the Common Stock, a reclassification, stock split, stock dividend, spin-off or distribution, share combination or other similar change affecting the Common Stock as a whole and all holders thereof, or if the Company shall consolidate with, or merge with or into, any other entity, sell or transfer all or substantially all its assets or engage in any reorganization, reclassification or recapitalization which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (each, an "Adjustment Event"), the Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of this Note in effect at the time of the record date for such dividend or distribution or of the effective date of such share combination, split, consolidation, merger, sale, transfer, reorganization, reclassification or recapitalization shall be appropriately adjusted so that the conversion of the Note after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if this Note hade been converted immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such Adjustment Event.

         The Company shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of common Stock to permit the conversion of the unpaid principal amount and accrued interest as provided for herein. The Company shall list such shares on any national securities exchange on which the Common Stock is then listed. If the Holder converts this Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on such conversion, except that the Holder shall pay any such tax due because the shares are issued in the name other than the Holder.

         (b) MECHANICS OF CONVERSION. The conversion right may be exercised by the Holder by the surrender at the principal office of the Company of this Note (or of any replacement Note issued hereunder) with a written notice of election to convert. Conversion shall be deemed to have been effected on the date when such delivery of the conversion notice is actually made or, if earlier, at the expiration of three (3) calendar days after being sent to the Company by the Holder by registered or certified mail, return receipt requested, with postage thereon fully prepaid. As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of the Holder a certificate or certificates for the number of full shares of Common Stock as may be determined in accordance with the above provisions to which the Holder is entitled and a check or cash with respect to any fractional interest in a share of such capital stock. In lieu of any fractional shares of capital stock to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one





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share of Common Stock, as determined in good faith by the Board of Directors of the Company. The person in whose name the certificate or certificates for such Common Stock are to be issued shall be deemed to have become a shareholder of record on the next succeeding after the date of conversion on which the transfer books are open. The Company covenants that all shares which may be issued upon conversion hereof will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company with respect to the issue thereof.

         3. NOTICES. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or upon deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, or sent via Federal Express or similar overnight courier service, or sent by facsimile or other electronic medium, with confirmation, at their addresses as follows:

                 If to the Holder:            Frost Nevada Limited Partnership
                                              3500 Lakeside Court
                                              Suite 200
                                              Reno, NV  89509
                                              Facsimile:  775-827-2185

                 with a copy to:              David Moskowitz
                                              1890 Rose Cottage Lane
                                              Malvern, PA  19355

                 If to Company:               Continucare Corporation
                                              80 S.W. 8th Street, Suite 2350
                                              Miami, Florida 33130
                                              Facsimile: 305-579-1400
                                              Attention:  Spencer J. Angel,
                                                          President and Chief
                                                          Executive Officer

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

         4. EVENTS OF DEFAULT. Upon the occurrence of any of the following events (herein called "Events of Default"):

                  (i) (a) The Company shall commence, or consent to the entry of an order for relief in, any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (b) the Company shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (c) the Company shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial





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part of its property; or (d) the Company shall make a general assignment for the benefit of creditors;

                  (ii) (a) The commencement of any proceedings or the taking of any other action against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (b) the appointment of a receiver, conservator, trustee or similar officer for the Company for any of its property and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (c) the issuance of a warrant of attachment, execution or similar process against any of the property of the Company and the continuance of such event for sixty (60) days undismissed, unbonded and undischarged;

                  (iii) The Company defaults under any loan, extension of credit or security agreement and, as a result of such default the holder of the Debt Obligation exercises the holder's right to call the debt obligation in default and accelerate payment due thereunder with respect to borrowed money (a "Debt Obligation") that would materially affect any of the Company's property or the Company's ability to repay this Note or perform the obligations under this Note, with the exception of the currently outstanding indebtedness with Humana Medical Plans, Inc. in the amount of approximately $4,000,000.

                  (iv) Any judgment or judgments against the Company involving liability or any attachment, levy or execution against any of its properties for any amount in excess of $150,000 in the aggregate shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of sixty (60) days or more after its entry, issue or levy; or

                  (v) The Company fails or refuses to make any payment of interest or principal with respect to this Note when such payment becomes due and payable in accordance with the terms hereof and such default continues for a period of ten (10) days after receipt by the Company of a written notice of such default from the Holder;

then, and in any such event, the Holder, at its option and with written notice to the Company, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note. If the Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum interest rate permitted by applicable law.

         Upon the occurrence of a default under this Note (whether or not it has become an Event of Default), the Company agrees to pay the costs, expenses, attorneys', and other fees paid or incurred by the Holder, or adjudged by a court, including: (i) costs of suit and such amount as




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the court adjudges for the fees of an attorney in an action to enforce this Note in whole or in part; and (ii) reasonable costs of collection, costs and expenses of, and attorneys' fees incurred or paid towards, the collection, enforcement, or sale of this Note in whole or in part, or of any security for it.

         5. CHANGE OF CONTROL.

         (a) In the event that a Change of Control (as hereinafter defined) (the date of such occurrence being the "Change of Control Date") occurs, the Holder shall have the right, at the Holder's option, to require the Company to purchase this Note for a cash purchase price equal to the unpaid principal amount of this Note and accrued interest thereon (the "Change of Control Amount") on the Change of Control Payment Date (as hereinafter defined).

         (b) Within 10 Business Days following the Change of Control Date, the Company shall send a notice to the Holder that a Change of Control has occurred.

         (c) No earlier than 10 Business Days nor later than 20 Business Days from the date of the notice of the Change of Control Date, other than as may be required by law (the "Change of Control Payment Date"), the Holder shall send, by first-class mail, postage prepaid, a notice to the Company requesting purchase of the Note, together with this Note, properly endorsed for transfer.

         (d) In the event that the Holder elects not to tender this Note, this Note will continue to accrue interest.

         (e) The Company will comply with any tender offer rules under the Exchange Act which then may be applicable in connection with the repurchase of this Note as a result of a Change of Control. If the provisions of any securities laws or regulations conflict with provisions of this Note, in reliance on an opinion of counsel, the Company may comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Note by virtue thereof.

         (f) On the Change of Control Payment Date, the Company shall (A) accept for payment this Note validly tendered pursuant to the terms set forth herein,
(B) pay the Holder the Change of Control Amount therefor in cash as provided above and (C) cancel the Note. Unless the Company defaults in the payment for the Note tendered, interest will cease to accrue with respect to the Note tendered and all rights of holders of such tendered Note will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

         (g) For the avoidance of doubt, nothing in this "Change of Control" section shall restrict the right of the Holder, in connection with a Change of Control, to convert and to receive the kind and amount of consideration payable to holders of Common Stock in respect of the Common Stock into which the Notes may be converted.




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         (h) As used in this "Change of Control" section, "Change of Control"
means:

            (i) any Person (including any syndicate or group deemed to be a "Person" under Section 13(d)(30 of the Exchange Act), other than the Company, any Subsidiary of the Company or any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding capital stock of the Company for or pursuant to the terms of such plan, or an underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of the Company, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of Common Stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of Common Stock of the Company entitled to vote generally in the election of directors;

            (ii) the Company sells or transfers all or substantially all of the assets of the Company to another Person;

            (iii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger (a) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, (b) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which the shareholders of the Company immediately prior to such transaction owned, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting stock of the Company resulting from the transaction, such stock to be owned by such shareholders in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such transaction);

            (iv) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

            (v) the Common Stock of the Company is the subject of a "Rule 13e-3 transaction" as defined under the Exchange Act of 1934, as amended.

         Notwithstanding the foregoing, in no event shall a Change of Control be deemed to have occurred as a result of a transaction involving the Holder, Dr. Phillip Frost, or a related entity.

         6. SUBORDINATION. The indebtedness evidenced by this Note, including payment of principal, interest and all other monetary claims, including such monetary claims as may result from rights of repurchase, is hereby expressly subordinated, to the extent and in the manner





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hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness (as hereinafter defined), whether outstanding as of the date hereof or thereafter incurred.

         (a) As used herein, the term "Senior Indebtedness" means, with respect to the Company, any of the following (without duplication): (i)(A) any liability or obligation of the Company for borrowed money (including, without limitation, principal of and premium, if any, interest, fees, penalties, expenses, collection expenses, and other obligations in respect thereof, and, to the extent permitted by applicable law, interest accruing after the filing of a petition initiating any proceeding under the bankruptcy law (Title 11, U.S. Code, or any similar federal or state law for the relief of debtors) whether or not allowed as a claim in such proceeding), whether or not evidenced by bonds, debentures, notes or other written instruments, and any other liability or obligation evidenced by notes, bonds, debentures or similar instruments whether or not contingent, (B) any deferred payment obligation of the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument (excluding any obligation for trade payables or constituting the deferred purchase price of property or assets which is not evidenced by a note or similar instrument and which is unsecured), (C) any capital lease obligations (which shall mean, at the time any determination thereof is to be made, any obligation of such person for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of such person under generally accepted accounting principles) of the Company, (D) all obligations of the Company under interest rate and currency swaps, floors, caps, or similar arrangements intended to fix interest rate obligations or currency fluctuation risks, (E) all obligations of the Company evidenced by a letter of credit or any reimbursement obligation of the Company in respect of a letter of credit, (F) all obligations of others secured by a lien to which any of the properties or assets of the Company are subject (including, without limitation, leasehold interests and any intangible property rights), whether or not the obligations secured thereby have been assumed by the Company or shall otherwise be the Company's legal obligation and, with respect to any of the foregoing items described in clauses (A) through (F) above, whether outstanding on the date of execution of this Note or hereafter created, incurred or assumed and (G) all obligations of others of the kinds described in the preceding clauses (A),
(B), (C), (D) or (E) assumed by or guaranteed by the Company and the obligations of the Company under guarantees of any such obligations; and (ii) any amendments, renewals, extensions, deferrals, modifications, refinancing and refunding of any of the foregoing. "Senior Indebtedness" shall not include: (i) indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (A) is junior in right of payment to the Note or (B) ranks pari passu in right of payment with the Note, (ii) any repurchase, redemption or other obligation in respect of Disqualified Capital Stock (which shall mean, any capital stock of such person, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is manditorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the maturity of this Note), (iii) any indebtedness of the Company to any subsidiary of the Company or to any affiliate of the Company, (iv) any indebtedness incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables (which are unsecured) or other



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current liabilities (other than for borrowed money) or deferred revenue and deposits of the Company on the books of the Company (other than the current portion of any long-term indebtedness of the Company that, but for this clause
(iv), would constitute Senior Indebtedness), (v) any indebtedness of or amount owed by the Company to employees for services rendered to the Company or in connection with the severance of employment, (vi) any liability for Federal, state, local or other taxes owing or owed by the Company or (vii) obligations in respect of this Note.

         (b) Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company: (i) holders of all Senior Indebtedness then outstanding shall be entitled to receive payment in full in cash of all amounts owing with respect to all Senior Indebtedness before the Holder shall be entitled to receive any payment on or with respect to this Note; and (ii) until all Senior Indebtedness is paid in full in cash, any distribution to which the Holder would be entitled but for this Section 6 shall be made to holders of Senior Indebtedness as their interests may appear, except that the Holder may receive any securities provided for by a plan of reorganization or readjustment authorized by a court of competent jurisdiction in a reorganization proceeding in which the rights of holders of Senior Indebtedness are not altered without the consent of such holders, which consent is deemed to have been given if such holders, individually or as a class, approve such plan.

         The consolidation of the Company with, or the merger of the Company into, another person or the liquidation or dissolution of the Company following the conveyance or transfer of the properties and assets of the Company substantially as an entirety to another person upon the terms and conditions set forth in Section 5 shall not be deemed a liquidation, dissolution, winding up, reorganization, insolvency, receivership or similar proceeding of the Company for the purposes of this Section 6.

         (c) Unless Section 6(b) shall be applicable, upon the occurrence of any default in the payment of any obligation on or with respect to any Senior Indebtedness, whether with respect to scheduled payments or amounts due upon acceleration (a "Payment Default"), then no payment or distribution of any assets of the Company of any kind or character shall be made by the Company on account of principal or interest on this Note or on account of the purchase of this Note or any of the obligations of the Company under the Note unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full, immediately after which the Company shall resume making any and all required payments, including missed payments, in respect of its obligations under the Note.

         (d) In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Sections 6(b) or 6(c), whether in cash, property or securities, shall be received by the Holders of this Note before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for the benefit of the holders of Senior Indebtedness and shall forthwith be paid over or delivered by the Holder of this Note back to the Company for Distribution to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder).



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         (e) Without notice to or the consent of the Holder, the holders of
Senior Indebtedness may at any time and from time to time, without impairing or releasing the subordination herein made, change the manner, place or terms of payments, or change or extend the time of payment of or renew or alter the Senior Indebtedness, or amend or supplement in any manner any instrument evidencing the Senior Indebtedness, any agreement pursuant to which the Senior Indebtedness was issued or incurred or any instrument securing or relating to the Senior Indebtedness; release any person liable in any manner for the payment or collection of the Senior Indebtedness; exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Company or any other person; apply any moneys or other property paid by any person or released in any manner to the Senior Indebtedness; or accept or release any security for the Senior Indebtedness.

         (f) After all Senior Indebtedness is paid in full and until this Note is paid in full, the Holder shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holder has been applied to the payment of Senior Indebtedness. A distribution made or payment over made under this Section 6 to holders of Senior Indebtedness which otherwise would have been made to the Holder is not, as between the Company, its creditors other than the holders of Senior Indebtedness and the Holder, a payment or distribution by the Company on or on account of Senior Indebtedness, it being understood that the provisions of this Section 6 are, and are intended, solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Indebtedness, on the other hand.

         (g) Nothing contained in this Note, is intended to or shall alter or impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as herein prescribed, or to affect the relative rights of the Holder and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the right, if any, under this Section 6 of the holders of the Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

         (h) The Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness (by its original terms or amendment thereof), whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, to acquire and hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in holding, such Senior Indebtedness. The subordination provisions in this Section 6 may be enforced directly by the holders of Senior Indebtedness.

         (i) No present or future holder of Senior Indebtedness shall be prejudiced in his right to enforce subordination of the indebtedness evidenced by this Note by any act or failure to act in good faith by any such holder or by noncompliance by the Company with the terms and




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provisions and covenants herein regardless of any knowledge thereof any such holder may have or otherwise be charged with.

         (j) Notwithstanding the foregoing, unless otherwise agreed to by the Holder, this Note shall be deemed pari passu with all current and future convertible subordinated notes of the Company.

         7. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

         8. NO SHAREHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends or interest shall be payable or accrued in respect of the Common Stock that may be issuable upon conversion of this Note until, and only to the extent that, this Note shall have been converted.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding that body of law relating to conflict of laws.

         10. ASSIGNABILITY. This Note may be assigned by the Holder to any affiliate (which shall have the meaning set forth in Rule 501(b) under the Securities Act of 1933, as amended) of the Holder from time to time without consent of the Company, but not otherwise, and in the event of such assignment, the obligations of the Company shall inure to the benefit of all such permitted assigns.

         11. WAIVERS. Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions thereof.

                                       CONTINUCARE CORPORATION



                                       By: /s/ Spencer J. Angel
                                          -------------------------------------
                                          Spencer J. Angel, President and
                                          Chief Executive Officer


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